September 8, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Popular High Grade Fixed-Income Fund, Inc. (the “Fund”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of Popular High Grade Fixed-Income Fund, Inc. dated September 8, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us